Exhibit 23.2

To the Board of Directors and Stockholders

International Stem Cell Corporation and Subsidiaries

Oceanside, California

We hereby consent to the incorporation by reference in the Prospectus constituting a part of the Registration Statements on Form S-8 (Nos. 333-166420, 333-166421, 333-166883, 333-169549, 333-164539, 333-150920, 333-159424 and 333-159421), on Form S-3 (No. 333-171233) and on Form S-1 (Nos. 333-184493 and 333-171233) of our report dated March 24, 2011 (except for notes 1, 2 and 10, as to which the date is June 22, 2011) of International Stem Cell Corporation and subsidiaries (the Company), a development stage company, relating to the consolidated balance sheet as of December 31, 2010, and the related consolidated statements of operations, members’ deficit and stockholders’ equity and cash flows for the year then ended and for the period from inception (August 17, 2001) to December 31, 2010.

/s/ Vasquez & Company LLP

Los Angeles, California

March 25, 2013